EXHIBIT 99.1

NEWS RELEASE
November 19, 2010	OTC BB: DPDW

DEEP DOWN REPORTS THIRD QUARTER 2010 RESULTS

•	Revenue increases by 36 percent to $11.4 million
•	Gross profit increases 121 percent to $4.7 million
•	Adjusted EBITDA increases by $3.1 million

HOUSTON – Nov. 19 /PRNewswire-FirstCall/ -- Deep Down, Inc. (OTC Bulletin Board: DPDW) (“Deep Down” or the “Company”), an oilfield services company specializing in products and services for the deepwater and ultra-deepwater oil and gas industry, today announced net income of $1.1 million for the third quarter of 2010, excluding a $4.5 million non-cash impairment of goodwill.

OPERATING RESULTS

For the third quarter of 2010, Deep Down reported a net loss of $3.4 million, or $0.02 loss per diluted share, after a $4.5 million non-cash impairment of goodwill, on revenues of $11.4 million compared to a loss of $2.1 million, or $0.01 loss per diluted share on revenues of $8.4 million during the same quarter last year.

Revenues increased by $3.0 million, or 36 percent to $11.4 million for the third quarter 2010 from $8.4 million for the same quarter last year. The increase in revenues was due primarily to higher utilization of equipment, ROVs and personnel, increased equipment and tooling rentals, greater demand for engineered subsea projects (including installation support services) and increased manufacture of products for deepwater projects.  The higher demand is attributable to the increased demand for our products and services primarily in Brazil and West Africa and higher equipment and personnel utilization and increased rentals in the Gulf of Mexico.

Gross profit increased $2.6 million to $4.7 million for the third quarter 2010, an increase of 121 percent over the same period of the prior year, reflecting an overall increase in the gross profit margin from 26 percent to 41 percent.  The increase in gross profit and gross profit margin was due to the increased revenues described above and to the larger percentage of service rather than product revenue during the same period last year.

Our management evaluates the Company’s performance based on a non-GAAP measure, Adjusted EBITDA, which consists of earnings (net income or loss) available to common shareholders before cumulative effect of net interest expense, income taxes, non-cash stock compensation expense, non-cash impairments, depreciation and amortization and other non-cash items.  Adjusted EBITDA for the third quarter 2010 was $2.5 million compared to negative $660 thousand for the same period last year.  The dramatic improvement was driven primarily by the increase in gross profit and lower SG&A expenses.

WORKING CAPITAL

The Company's working capital declined by $1.7 million to negative $554 thousand at September 30, 2010 from $1.2 million at December 31, 2009 primarily as a result of reclassifying $2.5 million of its long-term debt to current liabilities. All of the debt from one of the Company's lenders in the amount of $3.2 million is due April 15, 2011.  As of September 30, 2010, we were in compliance with all financial covenants associated with this debt. The Company is currently in discussions with several lenders who have expressed interest in refinancing the Company's debt. The Company's cash balance was $3.6 million at September 30, 2010 compared to $0.9 million at December 31, 2009.

Ronald E. Smith, Chief Executive Officer stated, “The industry has gone through some very difficult times the past eighteen months, however it is now showing signs of strengthening.  Our third quarter was very positive, showing significant growth in revenues, along with improved margins and reduced expenses.  The Company would have reported net income in excess of $1.1 million this quarter except for a $4.5 million goodwill write-down.  Our cash flow continues to strengthen as well, as can be seen by a $3.1 million improvement in Adjusted EBITDA in the third quarter this year as compared to third quarter last year.  We expect business to continue to improve over the next several quarters.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Information set forth in this document contain "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Deep Down's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Deep Down and Cuming, including future financial and operating results, whether and when the transactions will be consummated, the new combined company's plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain  financing and approvals for the transaction; the risk that any synergies from the transaction may not be realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses, unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Deep Down's filings with the Securities and Exchange Commission ("SEC"), which are available at the SEC's web site http://www.sec.gov. Deep Down disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2010	2009	2010	2009

Revenues	$11,433	$8,426	$27,669	$21,729
Cost of sales:
Cost of sales	6,082	5,826	15,678	14,266
Depreciation expense	610	450	1,718	1,147
Total cost of sales	6,692	6,276	17,396	15,413
Gross profit	4,741	2,150	10,273	6,316
Operating expenses:
Selling, general and administrative	3,224	3,585	10,201	10,302
Depreciation and amortization	419	415	1,301	1,242
Goodwill impairment	4,513	-	4,513	-
Total operating expenses	8,156	4,000	16,015	11,544
Operating loss	(3,415)	(1,850)	(5,742)	(5,228)
Other income (expense):
Interest expense, net	(124)	(115)	(397)	(227)
Other income, net	195	4	245	15
Total other income (expense)	71	(111)	(152)	(212)
Loss before income taxes	(3,344)	(1,961)	(5,894)	(5,440)
Income tax (expense) benefit	(21)	(129)	(59)	859
Net loss	$(3,365)	$(2,090)	$(5,953)	$(4,581)

Net loss per share, basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.03)

Weighted-average common shares outstanding, basic and diluted	196,039	179,929	188,902	179,086

DEEP DOWN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except par value amounts)	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$3,639	$912
Accounts receivable, net of allowance of $245 and $304, respectively	5,282	7,662
Inventory	712	896
Costs and estimated earnings in excess of billings on uncompleted contracts	887	267
Deposit	882	-
Prepaid expenses and other current assets	408	225
Total current assets	11,810	9,962
Property, plant and equipment, net	19,577	20,011
Intangibles, net	11,117	12,166
Goodwill	4,916	9,429
Other assets	1,894	1,136
Total assets	$49,314	$52,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,272	$2,865
Billings in excess of costs and estimated earnings on uncompleted contracts	2,742	4,345
Deferred revenues	507	89
Current portion of long-term debt	3,843	1,497
Total current liabilities	12,364	8,796
Long-term debt, net	2,362	5,379
Total liabilities	14,726	14,175

Commitments and contingencies (Note 15)

Stockholders' equity:
Common stock, $0.001 par value, 490,000 shares authorized, 205,601
and 180,451 shares, respectively, issued and outstanding	206	180
Additional paid-in capital	63,147	61,161
Accumulated deficit	(28,765)	(22,812)
Total stockholders' equity	34,588	38,529
Total liabilities and stockholders' equity	$49,314	$52,704

DEEP DOWN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2010	2009
Cash flows from operating activities:
Net loss	$(5,953)	$(4,581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash impairment of goodwill	4,513	-
Share-based compensation expense	614	643
Stock issued for services	14	-
Bad debt expense	72	126
Depreciation and amortization expense	3,019	2,389
Gain on disposal of property, plant and equipment	(190)	(21)
Deferred income taxes, net	-	(909)
Changes in assets and liabilities:
Accounts receivable	2,308	6,440
Inventory	184	310
Costs and estimated earnings in excess of billings on uncompleted contracts	(620)	(40)
Prepaid expenses and other current assets	118	(287)
Other assets	(294)	(112)
Accounts payable and accrued liabilities	2,104	(289)
Deferred revenues	418	4
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,603)	933
Net cash provided by operating activities	4,704	4,606

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,693)	(5,536)
Proceeds from sale of property, plant and equipment	251	53
Investment in joint venture	(25)	(150)
Proceeds from final settlement of acquisition of Flotation	-	58
Cash paid for capitalized software	(245)	(383)
Proceeds from note receivable	(94)	(23)
Change in restricted cash	-	136
Net cash used in investing activities	(1,806)	(5,845)

Cash flows from financing activities:
Proceeds from sale of common stock	501	-
Borrowings of long-term debt	-	3,000
Repayments of long-term debt	(672)	(360)
Net cash (used in) provided by financing activities	(171)	2,640
Change in cash and equivalents	2,727	1,401
Cash and cash equivalents, beginning of period	912	2,495
Cash and cash equivalents, end of period	$3,639	$3,896

DEEP DOWN, INC.
NON-US GAAP FINANCIAL MEASURES
(Unaudited)

The table below presents the reconciliation of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2009
Net loss	$(3,365)	$(2,090)	$(5,953)	$(4,581)
Add back interest expense, net of interest income	124	115	397	227
Add back depreciation and amortization	1,029	865	3,019	2,389
Add back income tax expense	21	129	59	(859)
Add back stock based compensation – non-cash	160	321	614	643
Add back goodwill impairment – non-cash	4,513	-	4,513	-
Adjusted EBITDA	$2,482	$(660)	$2,649	$(2,181)

Adjusted EBITDA. Our management evaluates our performance based on a non-GAAP measure, Adjusted EBITDA, which consists of earnings (net income or loss) available to common shareholders before cumulative effect of accounting change, net interest expense, income taxes, non-cash stock compensation expense, non-cash impairments, depreciation and amortization and other non-cash items.  This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP. The measure should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing or financing activities, or other cash flow data prepared in accordance with U.S. GAAP. The amounts included in the Adjusted EBITDA calculation, however, are derived from amounts included in the accompanying unaudited consolidated statements of operations.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as income taxes, net interest expense, depreciation and amortization, and non-cash stock compensation expense which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired; it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and goodwill impairment) from our operating results; and it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase or acquisition in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

The table below presents the reconciliation of net loss to net income before impairment of goodwill for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2009
Net loss	$(3,365)	$(2,090)	$(5,953)	$(4,581)
Add back goodwill impairment – non-cash	4,513	-	4,513	-
Net income (loss) before goodwill impairment	$1,148	$(2,090)	$(1,440)	$(4,581)

CONTACT: Gay Stanley Mayeux, CFO, Deep Down, Inc., +1-281 - 517-5000, ir@deepdowninc.com